EXHIBIT 10.1

Memorandum
To:
From:
Date:

Re: Long-Term Incentive Awards: Performance Share and Performance Cash Awards

It’s an exciting time to be a part of Worthington Industries.  The successes of our Transformation are becoming apparent in our results and goals have been established that will continue to push us to drive performance, growth and excellence in all of our businesses.  Our three-year strategy has been defined, and with your help, we will grow earnings to $400 million and all businesses will hit or exceed EVA targets.  Because of your role in achieving these goals, you been selected to participate in the Long-Term Incentive Awards Plan.

At its June meeting, the Board’s Compensation Committee approved the grant of Performance Cash and Performance Share Awards for the three-year period ending May 31, xxxx, under the Company’s Long-Term Incentive Plan (LTIP)  These awards become payable if the Company achieves specified levels (threshold, target, maximum) of the selected financial measures.

In an effort to focus on both the quantity of earnings and the amount of capital employed to generate those earnings, the Performance Cash Awards and Performance Share Awards incorporate both an EPS and EVA component.  For Corporate officers, half of the possible award is allocated to EPS targets and half to EVA targets.

For Business Unit officers, half of the possible award is allocated to Business Unit EOI targets, and the other half is divided equally between Corporate EPS and EVA targets.

Your target Performance Awards for the three-year performance period ending May 31, xxxx are: (a) a Cash Award of $xxx,xxx and (b) a Performance Share Award of xxxx common shares of Worthington Industries, Inc. (“Company Stock”).  The specific performance targets, and the related Performance Cash and Performance Share Awards for 20xx are listed in the table below.

Three Year Period Ending May 31, 2015

EPS Targets	20xx Corporate EPS	Cash Award	Share Award
Threshold	$x.xx	$xxx,xxx	xxx shares
Target	$x.xx	$xxx,xxx	xxx shares
Maximum	$x.xx	$xxx,xxx	xxx shares

EVA Targets	Cumulative 3-Year Corporate EVA Ending 20xx	Cash Award	Share Award
Threshold	$xx million	$xxx,xxx	xxx shares
Target	$xx million	$xxx,xxx	xxx shares
Maximum	$xx million	$xxx,xxx	xxx shares

For the three-year performance period ending May 31, 20xx, the FIFO impact, positive or negative, restructuring items and unusual or non-recurring items, will be excluded for the purposes of measuring Corporate EPS and Business Unit EOI as determined by the Compensation Committee.  No FIFO adjustment will be made to the EVA calculation.

Performance falling between threshold and maximum will be prorated on a linear basis.  No payments will be made if performance falls below threshold.  Each of the performance measures is freestanding so that you will be able to earn a pay-out based upon the achievement of one measure, even if the threshold performance level is not achieved in the other measure.

Calculation of the Company results and attainment of performance measures will be made solely by the Compensation Committee based upon the Company’s audited consolidated financial statements as adjusted for FIFO impact, restructuring items and unusual or non-recurring items.  The Compensation Committee has the right to make changes and adjustments in calculating the performance measures to take into account unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations; extraordinary gains and losses; mergers and acquisitions and purchases or sales of substantial assets; provided that, if Section 162(m) of the Internal Revenue Code would be applicable to the pay-out of the Performance Awards hereunder, any such change or adjustment must be permissible under Section 162(m).

The determination of the attainment of performance objectives and the amount of the Performance Awards payable will generally be finalized within a reasonable time after the audit of the applicable consolidated financial statements of the Company has been completed.  Payments will then be made within a reasonable time after finalization by the Committee, unless there is a need for a delay.

Unless the Committee elects a different form of pay-out, payments of the Cash Award will be made in cash and payment of the Performance Share Award will be made in Company Stock.  The Committee may adopt provisions permitting the deferral of a portion or all of the pay-out into a Deferred Compensation Plan, provided that a timely deferral election is made.  The Company may require payment of, or may withhold from payments, amounts necessary to meet any federal, state or local tax withholding requirements.

If you are transferred out of your current position of employment into another LTIP-eligible position, your award will generally be amended at the discretion of the Compensation Committee to reflect your new position.  In such case, a new award will be given to reflect the remaining time in the Performance Period with new award amounts and new performance targets set in accordance with those established at the beginning of the performance period (similar amounts for those given for comparable positions at the beginning of the performance period).  Your awards for the performance period will then be prorated based on the two awards (the previous award for your previous position and the new award for your new position).  The proration will be made based on the number of months in each position, prorated over the 36 month period.  The Compensation Committee can choose the effective time of the change from your previous performance award to your new performance award when it amends the performance award.  If the Compensation Committee elects not to amend the performance award, this award shall remain in place with no proration.

If you are demoted from or otherwise transferred out of your current position to a position that is not LTIP eligible, but remain employed by the Company, at a time that there are more than 12 months remaining in the performance period, your award will be reduced on a prorata basis to reflect the number of months during the performance period in which you are no longer in an LTIP-eligible position.  For example, if you are transferred to a non LTIP-eligible position after 20 months of the performance period, your performance award would be prorated on the basis of 20/36.

In general, termination of employment terminates Performance Awards.  Termination of employment for reasons of death, disability or retirement will result in a pro rata pay-out for performance periods ending within 24 months after termination, based on the number of months of employment completed by you during the performance period before the effective date of termination.  No pay-out will be made for performance periods ending more than 24 months after termination.  Termination of employment for any other reason, voluntary or involuntary, prior to the Committee’s determination of the attainment of performance objectives and finalization of the Performance Award amount will result in the forfeiture of all Performance Awards from the Plan.

If there is a Change in Control and within two years thereafter your employment is terminated by the Company without “cause” or by your “due to an adverse change of the Participant’s employment” (as those terms are defined in rules adopted by the Compensation Committee) your reward will be considered earned and payable in full at the maximum amount and will be immediately settled or distributed.  The provisions of this paragraph will apply in lieu of the provisions of Section 10 of the Plan.

If the Company determines that any payment or benefit related to these awards in connection with a Change in Control, when combined with any other payment or benefit due to you form the Company or any other entity in connection with such Change in Control, would be considered a “parachute payment” within the meaning of Section 280G of the Code, the payments and benefits due to you under this Agreement may be reduced by the Company to $1.00 less than the amount that would otherwise be considered a “parachute payment” within the meaning of Section 280G of the Code, in accordance with rules and procedures which may be established by the Compensation Committee.

The provisions of the Plan are incorporated herein by reference and a copy is enclosed in this packet.

Your continuing efforts on behalf of the Company are greatly appreciated.  If you have any questions after reviewing the enclosed information, please feel free to call me at 614-438-7506.